UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 12, 2023

THE PROGRESSIVE CORPORATION
(Exact name of registrant as specified in its charter)

Ohio			001-09518	34-0963169
(State or other jurisdiction of incorporation)			(Commission File Number)	(IRS Employer Identification No.)

6300 Wilson Mills Road,	Mayfield Village,	Ohio		44143
(Address of principal executive offices)				(Zip Code)

Registrant’s telephone number, including area code (440) 461-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 Par Value	PGR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

(a) At The Progressive Corporation's (the "Company") Annual Meeting of Shareholders held on May 12, 2023, 516,664,355 common shares were represented in person or by proxy.

(b) At the Annual Meeting, shareholders took the following actions:

•Proposal One - Shareholders elected each of the twelve directors named below. The votes cast with respect to each director were as follows:

Director	Term Expires	For	Against	Abstain	Broker Non-Votes
Danelle M. Barrett	2024	483,300,407	582,252	377,396	32,404,300
Philip Bleser	2024	477,183,475	6,677,473	399,107	32,404,300
Stuart B. Burgdoerfer	2024	463,444,145	20,429,649	386,261	32,404,300
Pamela J. Craig	2024	480,143,032	3,753,801	363,222	32,404,300
Charles A. Davis	2024	473,509,501	10,369,157	381,397	32,404,300
Roger N. Farah	2024	450,161,453	33,695,931	402,671	32,404,300
Lawton W. Fitt	2024	434,863,536	49,022,813	373,706	32,404,300
Susan Patricia Griffith	2024	481,028,978	2,904,704	326,373	32,404,300
Devin C. Johnson	2024	481,672,229	809,812	1,778,014	32,404,300
Jeffrey D. Kelly	2024	474,418,680	9,427,417	413,958	32,404,300
Barbara R. Snyder	2024	478,506,045	5,389,951	364,059	32,404,300
Kahina Van Dyke	2024	481,653,649	2,231,314	375,092	32,404,300

•Proposal Two - Cast an advisory vote approving our executive compensation program. This proposal received 457,588,388 affirmative votes and 25,916,695 negative votes. There were 754,972 abstentions and 32,404,300 broker non-votes with respect to this proposal.

•Proposal Three - Cast an advisory vote on the frequency of the advisory vote approving our executive compensation program. This proposal received 479,476,141 votes for 1 year, 579,474 votes for 2 years, and 3,870,680 votes for 3 years. There were 333,760 abstentions and 32,404,300 broker non-votes with respect to this proposal.

•Proposal Four - Ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2023. This proposal received 484,756,289 affirmative votes and 27,281,245 negative votes. There were 4,626,821 abstentions and no broker non-votes with respect to this proposal.

Item 7.01 Regulation FD Disclosure.

On May 12, 2023, the Company's Board of Directors (“the Board”) renewed the Company’s authorization to repurchase up to 25 million of the Company’s common shares, $1.00 par value, and declared the Company's quarterly common share dividend in the amount of ten cents ($0.10) per share, payable on July 14, 2023, to shareholders of record on July 7, 2023.

The Board also declared a dividend on our outstanding Series B Fixed-to-Floating Rate Cumulative Perpetual Serial Preferred Shares (the "Series B Preferred Shares") in the amount of $18.92463 per Series B share, or approximately $9.5 million in the aggregate. The dividend, which is based on the annual rate of 7.40529% (equal to the sum of (i) 3-Month LIBOR as of March 13, 2023, and (ii) 2.539%) of the stated

amount of $1,000 per Series B Preferred Share, will be paid on June 15, 2023, to shareholders of record at the close of business on June 1, 2023.

The Company, as calculation agent under its Series B Preferred Shares, determined that, in accordance with the successor base rate provisions of the Series B Preferred Shares and the Adjustable Interest Rate (LIBOR) Act and the regulation issued by the Board of Governors of the Federal Reserve System on December 16, 2022, implementing the LIBOR Act, the reference rate for the Series B Preferred Shares for any determination date after June 30, 2023, shall be the sum of (i) 3-Month CME Term SOFR plus (ii) a tenor spread adjustment of 0.26161%. The new reference rate will apply beginning with the determination date applicable to the dividend period commencing September 15, 2023.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

See exhibit index on page 4.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2023
                            THE PROGRESSIVE CORPORATION

                            By: /s/ Mariann Wojtkun Marshall
                            Name: Mariann Wojtkun Marshall
                        Title: Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No. Under Reg. S-K Item 601	Form 8-K Exhibit No.	Description
104	104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

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